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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Dividend Capital Trust Inc.

        We consent to the use of our reports dated May 4, 2004, with respect to the statement of revenue and certain expenses of the Newpoint 1 Distribution Facility in Lawrenceville, Georgia; May 19, 2004, with respect to the statement of revenue and certain expenses of the Eastgate Distribution Center in Lebanon, Tennessee; August 6, 2004, with respect to the statement of revenue and certain expenses of the Bondesen Business Park, Beltway 8 Business Park and Rittiman Business Park located in Houston and San Antonio, Texas; August 10, 2004, with respect to the statement of revenue and certain expenses the Parkwest and Mid-South Logistics distribution facilities located in Hebron, Kentucky and Lavergne, Tennessee; and August 18, 2004 with respect to the statement of revenue and certain expenses of the Eagles Landing and South Creek I & II facilities located in Fairburn and Stockbridge, Georgia, for the year ended December 31, 2003, included in the Dividend Capital Trust Inc. Form S-3 dated September 13, 2004 and incorporated herein by reference and to the reference to our firm under the heading "Experts" in the registration statement.

Ehrhardt Keefe Steiner & Hottman PC

September 13, 2004
Denver, Colorado

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM